Exhibit 7.1

Execution Version

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of November 20, 2015 by and between:

(1)	Tuniu Corporation, a company incorporated in the Cayman Islands (the “Company”); and

(2)	HNA Tourism Holding (Group) Co., Ltd., a company organized under the laws of the People’s Republic of China (the “PRC”) (the “Purchaser”).

The Purchaser and the Company are sometimes each referred to herein as a “Party”, and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, upon the terms and conditions of this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser wishes to purchase from the Company, Class A ordinary shares, US$0.0001 par value per share (“Ordinary Shares”), of the Company in a private placement exempt from registration pursuant to Regulation S of the U.S. Securities Act of 1933, as amended (“Regulation S” and the “Securities Act”, respectively);

WHEREAS, pursuant to the terms and conditions of this Agreement, as part of the consideration for the sale and purchase of the Ordinary Shares, the Company and the Purchaser each desires to enter into, directly or through their respective Affiliate(s)(as defined below), a Business Cooperation Agreement, substantially in the form set forth in Exhibit A attached herein (the “BCA”) and an Investor Rights Agreement, substantially in the form set forth in Exhibit B attached herein (the “IRA” and, together with this Agreement, the BCA, the exhibits attached hereto and thereto, and all the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing, the “Transaction Documents”);

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Issuance, Sale and Purchase of Purchased Shares.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Purchaser agrees to purchase, and the Company agrees to issue and sell to the Purchaser, 90,909,091 Ordinary Shares (“Purchased Shares”) for a purchase price of US$5.50 per Ordinary Share in immediately available funds, as set forth in Schedule I hereto, free and clear of all liens or Encumbrances (as defined below) (except for restrictions arising under the Securities Act or created by virtue of the lock-up provision in Section 3.1 below).

(b) On or prior to the Closing Date (as defined below), the Purchaser and the Company intend to enter into the BCA providing for, among other matters, the purchase by the Company of certain products, services and resources of the Purchaser or its Affiliates for a specified period for a consideration of not less than US$100,000,000 (the “Minimum BCA Consideration”), the details of which shall be substantially as set forth in the form attached herein as Exhibit A. For the purpose of this Agreement, the term “Affiliate” means, with respect to any person, (i) in the case of a person other than a natural person, any other person that directly or indirectly Controls, is Controlled by or is under common Control with such first person, and (ii) in the case of a natural person, any other person that is directly or indirectly Controlled by such first person or is a Relative of such first person, and in the forgoing definition, the term “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise (the term “Controlled” to be construed accordingly), and “Relative” of a natural person means any spouse, parent, child, or sibling of such person.

Section 1.2 Closing.

(a) Closing. The closing (the “Closing”) of the sale and purchase of the Purchased Shares pursuant to Section 1.1 shall take place remotely via the electronic exchange of the closing documents and signatures (followed by prompt delivery of the originals therefor). Unless otherwise agreed by the Parties, the Closing shall occur on the later of December 18, 2015 or the second business day following the day on which the last of the conditions set forth in Section 1.3 is satisfied or, if permissible, waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions). The date of the Closing is referred to herein as the “Closing Date”.

(b) Payment and Delivery. At the Closing:

(i) The Purchaser shall (A) pay and deliver US$300,000,000, being 60% of the total purchase price for the Purchased Shares as set forth in Schedule I hereto, by wire transfer, or by such other method mutually agreeable to the Parties, of immediately available funds to such bank account as designated in writing by the Company; (B) deliver or cause to be delivered to the Company the BCA, duly and validly executed by the Purchaser, and (C) deliver or cause to be delivered to the Company all other Transaction Documents and all documents expressly required under the Transaction Documents to be delivered by the Purchaser at Closing, duly and validly executed, as applicable; and

(ii) The Company shall (A) deliver to the Purchaser the BCA, duly and validly executed by the Company; (B) deliver a duly executed share certificate in original form, registered in the name of the Purchaser in respect of all the Purchased Shares, together with a certified true copy of the register of members of the Company, evidencing all of the Purchased Shares being issued and sold to the Purchaser; and (C) deliver or cause to be delivered to the Purchaser all Transaction Documents and all documents expressly required under the Transaction Documents to be delivered by the Company at Closing, duly and validly executed, as applicable.

(c) Restrictive Legend. Subject to the provisions of the IRA, each certificate representing the Purchased Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS, AND IN THE CASE OF CLAUSE (2), UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER OR SELL THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Section 1.3 Closing Conditions.

(a) Conditions to the Company’s Obligation to Effect the Closing. The obligation of the Company to issue and sell the Purchased Shares to the Purchaser as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion, to the extent permitted by law:

(i) All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Purchased Shares hereunder and any other transactions contemplated under the Transaction Documents shall have been completed.

(ii) The representations and warranties of the Purchaser contained in Section 2.1 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects on and as of the Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with on or before the Closing Date.

(iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, decree or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company, or that would prohibit or materially restrict or interfere with the right of the Purchaser to hold, vote or dispose of the Purchased Shares; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company, or that would have any of the foregoing effects.

(b) Conditions to the Purchaser’s Obligation to Effect the Closing. The obligation of the Purchaser to purchase and pay for the Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(i) All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Purchased Shares hereunder and any other transactions contemplated under the Transaction Documents shall have been completed.

(ii) The representations and warranties of the Company contained in Section 2.2 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects on and as of the Closing Date; and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with on or before the Closing Date.

(iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, decree or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company, or that would have any of the foregoing effects.

(iv) Each of the governmental consents and approvals set forth in Schedule II shall have been obtained or granted, and no such consent or approval shall impose any Burdensome Condition on the Purchaser.

(v) The Company shall have paid and delivered US$100,000,000 or its RMB equivalent, being the Minimum BCA Consideration, by wire transfer, or by such other method mutually agreeable to the Parties, to such bank account designated in writing by the Purchaser.

Section 1.4 Withholding of Part of Purchase Price. The Company acknowledges and agrees that US$200,000,000, being 40% of the total purchase price for the Purchased Shares as set forth in Schedule I hereto, shall not be paid at the Closing and shall be withheld by the Purchaser until January 18, 2016, on which date the Purchaser shall pay and deliver such withheld amount by wire transfer, or by such other method mutually agreeable to the Parties, of immediately available funds to such bank account as designated in writing by the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and the other Transaction Documents and to perform his obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and the other Transaction Documents and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. The Transaction Documents have all been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Noncontravention. Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby and thereby, will (i) subject to obtaining the governmental consents and approvals set forth on Schedule 1.3, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject. There is no action, suit or proceeding, pending or threatened against the Purchaser that questions the validity of this Agreement or any other Transaction Documents or the right of the Purchaser to enter into this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby and thereby.

(e) Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement or any other Transaction Document, nor the consummation by the Purchaser of any of the transactions contemplated hereby and thereby, nor the performance by the Purchaser of this Agreement or any other Transaction Document in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f) Status and Investment Intent.

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof in violation of the Securities Act or any other applicable state securities laws. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.

(iii) Solicitation. The Purchaser was not identified or contacted through the marketing of the Purchase Shares. The Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts.

(iv) Restricted Securities. The Purchaser acknowledges that the Purchased Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Purchased Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.

(v) Not U.S. Person. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(vi) Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing the Purchased Shares to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Purchaser is acquiring the Purchased Shares in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

Section 2.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted. Each Subsidiary (as defined below) has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted and as described in the SEC Documents (as defined below).

(b) Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and other Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other Transaction Documents and the performance by the Company of its obligations have been duly authorized by all requisite actions on its part. No approval by the shareholders of the Company is required pursuant to applicable law or the listing rules of the NASDAQ in connection with this Agreement or the other Transaction Documents, the performance by the Company of its obligations hereunder or thereunder, or the consummation by the Company of the transactions contemplated hereby or thereby, except for those that have been obtained, waived or exempted on or prior to the Closing.

(c) Valid Agreement. The Transaction Documents have all been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Capitalization.

(i) The authorized share capital of the Company consists of 780,000,000 Ordinary Shares and 120,000,000 Class B ordinary shares, par value US$0.0001 per share (“Class B Ordinary Shares”) and 100,000,000 shares of such class or classes (however designated) as the Board may determine in accordance with Article 9 of the articles of association of the Company.

(ii) At the close of business on November 19, 2015, (A) 207,762,866 Ordinary Shares were issued and outstanding, (B) 78,609,709 Class B Ordinary Shares were issued and outstanding, and (C) 2,449,878 Ordinary Shares were reserved for issuance pursuant to equity compensation plans maintained by the Company or agreements to which the Company is a party (and for the avoidance of doubt, such reserved Ordinary Shares are not included in the number of issued and outstanding Ordinary Shares set forth in sub-clause (A)). Except as set forth above, as of November 19, 2015, no other equity securities of the Company were issued, reserved for issuance or outstanding.

(iii) All outstanding shares of capital stock of the Company and all outstanding shares of capital stock of each of the Company’s subsidiaries and consolidated affiliated entities (each a “Subsidiary” and collectively “Subsidiaries”) are duly authorized, validly issued, fully paid and nonassessable and have been issued and granted in compliance with (A) all applicable Securities Laws and other applicable laws and (B) all requirements set forth in applicable contracts, without violation of preemptive rights, rights of first refusal or other similar rights. “Securities Laws” means the Securities Act , the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing rules of, or any listing agreement with the NASDAQ (including any waivers or exemptions applicable to the Company as a foreign private issuer) and any other applicable law regulating securities or takeover matters.

(iv) Other than set forth in the SEC Documents or as otherwise disclosed to the Purchaser or awards granted pursuant to the Company’s share incentive plans as disclosed in the SEC Documents, there are no preemptive or similar rights that obligate the Company or any of its Subsidiaries to issue or sell any of its equity securities, and neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of securities of the Company or any of its Subsidiaries on any matter submitted to such holders of such securities. Other than set forth in the SEC Documents or as otherwise disclosed to the Purchaser or awards granted pursuant to the Company’s share incentive plans as disclosed in the SEC Documents, there are no outstanding options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any of its Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any securities of the Company or any of its Subsidiaries, or any security convertible or exercisable for or exchangeable into any securities of the Company or any of its Subsidiaries, (B) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, contract or undertaking or (C) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of securities of the Company or any of its Subsidiaries. Other than set forth in the SEC Documents or as otherwise disclosed to the Purchaser or awards granted pursuant to the Company’s share incentive plans as disclosed in the SEC Documents, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its securities, and there are no proxies, voting trusts or other contracts or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound with respect to the voting of the securities of the Company or any of its Subsidiaries or the registration of the securities of the Company or any of its Subsidiaries under the United States or any foreign securities laws.

(e) Due Issuance of the Purchased Shares. The Purchased Shares have been duly authorized and, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, title defect, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature (collectively the “Encumbrances”), except for restrictions arising under the Securities Act or created by virtue of this Agreement (including the lock-up provision in Section 3.1 below), and upon delivery and entry into the register of members of the Company will transfer to the Purchaser good and valid title to the Purchased Shares.

(f) Noncontravention. Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any provision of the organizational documents of the Company or its Subsidiaries or, subject to obtaining the governmental consents and approvals set forth on Schedule 1.3, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Subsidiaries is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the

Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject. There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of this Agreement or any of the Transaction Documents or the right of the Company to enter into this Agreement or any of the Transaction Documents or to consummate the transactions contemplated hereby and thereby.

(g) Consents and Approvals. Neither the execution and delivery by the Company of this Agreement or any other Transaction Document, nor the consummation by the Company of any of the transactions contemplated hereby and thereby, nor the performance by the Company of this Agreement or any other Transaction Document in accordance with their respective terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(h) Compliance with Laws.

(i) The business of the Company and its Subsidiaries has, since January 1, 2013, been and is being conducted in compliance will all laws and governmental orders applicable to the Company and its Subsidiaries, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. As used herein, “Material Adverse Effect” shall mean any event, fact, circumstance, condition or occurrence that, individually or in the aggregate with any other events, facts, circumstances, conditions or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (A) the financial condition, assets, liabilities, results of operations, business, operations, or prospects of the Company and its Subsidiaries taken as a whole, except to the extent that any such Material Adverse Effect results from (1) the public disclosure of the transactions contemplated under this Agreement and the other Transaction Documents in accordance with the terms of such documents, (2) changes in generally accepted accounting principles that are generally applicable to comparable companies, or (3) changes in general economic and market conditions; or (B) the ability of the Company to consummate the transactions contemplated by the other Transaction Documents and to timely perform its material obligations under the Transaction Documents.

(ii) Since January 1, 2013, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any governmental authority regarding any actual or potential noncompliance with any law by the Company or any of its Subsidiaries, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(iii) Except as disclosed in the SEC Documents, the Company and its Subsidiaries hold all permits, licenses, approvals, authorizations, consents and orders issued or granted by or filed or made with any governmental authority (collectively “Permits”) that are required in order to carry on their business as presently conducted, except where the failure to have such Permits would not have a Material Adverse Effect. Except as disclosed in the SEC Documents, all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, except where such absence, suspension or cancellation would not have a Material Adverse Effect. Neither the Company nor its Subsidiaries

has received at any time since January 1, 2012 any notice or other communication from any governmental authority regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Permit, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(iv) Except as disclosed in the SEC Documents, since January 1, 2013, none of the Company’s outside auditors or the audit committee of the Board of Directors of the Company has received any oral or written notification of (A) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which could reasonably be expected to materially and adversely affect the Company’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” will have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement. The Company’s outside auditors have confirmed to the Company in writing that they are independent registered certified public accountants as required by the Exchange Act and the rules of the Public Company Accounting Oversight Board.

(v) Since January 1, 2013, (i) neither the Company nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or any concerns from employees of the Company or any of its Subsidiaries regarding questionable accounting or auditing matters with respect to the Company or any of its Subsidiaries relating to periods after January 1, 2013, in each case which complaint, allegation, assertion, claim or concern is reasonably believed by the Company to be material to the Company and its Subsidiaries, taken as a whole, in light of the facts known to the Company forming the basis of such complaint, allegation, assertion, claim or concern and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its directors, officers, employees or agents to the Board of Directors of the Company or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act (as defined below), in each case which report of the purported violation of securities laws, breach of fiduciary duty or similar violation is reasonably believed by the Company to be material to the Company and its Subsidiaries, taken as a whole, in light of the facts known to the Company forming the basis of such report.

(vi) Neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, directors, officers, employees, or such consultants, agents or other representatives in the course of acting on behalf of the Company or providing services to the Company, has materially violated or is in material violation of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any other applicable law of similar effect, including laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

(vii) Since January 1, 2013, (A) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to any governmental authority with respect to any alleged act or omission arising under any applicable laws and (B) to the Company’s knowledge, no governmental authority has initiated, or threatened to initiate, a proceeding against the Company or any of its Subsidiaries, or any of their respective Affiliates, directors, officers, employees, agents or other representatives asserting that the Company or any of its Subsidiaries, or any of their respective Affiliates is not in compliance with any export or import laws or the FCPA or any other applicable law of similar effect.

(i) SEC Documents.

(i) The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing or furnishing dates, (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, each of the SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations promulgated thereunder, as applicable, to the respective SEC Documents, and, none of the SEC Documents, at the time they were filed or furnished, effected or amended (as the case may be), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information contained in the SEC Documents, considered as a whole and as amended as of the date hereof, do not as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no contracts, agreements, arrangements, transactions or documents which are required to be described or disclosed in the SEC Documents or to be filed as exhibits to the SEC Documents which have not been so described, disclosed or filed. The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ. The Company and its Subsidiaries have taken no action designed to, or reasonably likely to have the effect of, delisting its American Depositary Shares (“ADSs”) from the NASDAQ. The Company has not received any notification that the SEC or the NASDAQ is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto). The Company is in compliance with the Sarbanes-Oxley Act in all material respects.

(ii) The Financial Statements (as defined below) contained in the SEC Documents: (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with the generally accepted accounting principles in the United States (the “GAAP”) applied on a consistent basis throughout the periods covered thereby and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby, except as disclosed therein and as permitted under the Exchange Act. For the purposes of this Agreement, “Financial Statements” means the consolidated financial statements of the Company and the Company’s Subsidiaries included in the SEC Documents together, in the case of year-end statements, with reports thereon by PricewaterhouseCoopers Zhong Tian LLP, the independent auditors of the Company for the periods included therein, including in each case consolidated statements of income, consolidated statements of comprehensive income, consolidated balance sheets, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows, and accompanying notes.

(iii) The Company’s auditors and the audit committee of the board of directors of the Company have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2014, there has been no change to the Company’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting. Since December 31, 2014, there has been no material adverse change to the “disclosure controls and procedures” (as defined in Rules 13a-15(e) 15d-15(e), as applicable, under the Exchange Act) of the Company as disclosed in the SEC Documents.

(iv) The Company has not submitted any request for confidential treatment of documents filed as exhibits to the SEC Documents that as of the date of this Agreement is currently pending or that has otherwise not been acted upon by staff of the SEC. As of the date of this Agreement, the Company has timely responded to all comment letters of the staff of the SEC relating to the SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(v) Since January 1, 2013, (A) neither the Company nor any of its Subsidiaries has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters, (B) to the Company’s knowledge, no person has submitted or threatened to submit written information to the staff of the SEC pursuant to Section 21F of the Exchange Act or the rules of the SEC thereunder or to any other governmental authority under any similar “whistleblower” law concerning the Company or any of its Subsidiaries and (C) to the Company’s knowledge, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor with respect to the Company or any of its Subsidiaries, in each case which complaint or information concerns a matter that is reasonably believed by the Company to be material to the Company and its Subsidiaries, taken as a whole, in light of the facts known to the Company forming the basis of such complaint or submission of information.

(j) Absence of Undisclosed Liabilities. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred or undertaken any liabilities or obligations, whether direct or indirect, liquidated or contingent, matured or un-matured, or entered into any transactions, including any acquisition or disposition of any business or asset, other than (A) liabilities or obligations disclosed and provided for in the Financial Statements or in the notes thereto, (B) liabilities or obligations that have been incurred by the Company or its Subsidiaries since December 31, 2014 in the ordinary course of business or (C) liabilities or obligations arising under or in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(k) Takeover Statutes. The Company has taken or caused to be taken all necessary action in order to make this Agreement, the purchase of the Purchased Shares and the other transactions contemplated by this Agreement comply with or be exempt from the application of (i) any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover law applicable to this Agreement, and the other Transaction Documents, the purchase of the Purchased Shares or the other transactions contemplated by this Agreement and (ii) the requirements in the certificate or articles of incorporation or association and bylaws, or any similar organizational documents, of the Company and its Subsidiaries concerning “business combinations,” “fair price,” “voting requirements” or other related provisions.

(l) Investment Company. The Company is not and, after giving effect to the issuance and sale of the Purchased Shares, the consummation of the issuance and sale and the application of the proceeds hereof and thereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(m) Regulation S. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its Affiliates or any person acting on its behalf with respect to any Purchased Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Purchased Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S). Assuming the accuracy of the representations and warranties set forth in Section 2.1, it is not necessary in connection with the issuance and sale of the Purchased Shares to register the Purchased Shares under the Securities Act or to qualify or register the Purchased Shares under applicable U.S. state securities laws.

(n) Events Subsequent to Most Recent Fiscal Period. Since December 31, 2014, there have not been any events that, to the Company’s knowledge, have had or would reasonably be expected to have a Material Adverse Effect.

(o) Litigation. There are no actions by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries pending before any governmental authority, or, to the Company’s knowledge, threatened to be brought by or before any governmental authority, that would have a Material Adverse Effect.

(p) Solicitation. Neither the Company nor any person acting on its behalf has offered or sold the Purchased Shares by any form of general solicitation or general advertising or directed selling efforts.

ARTICLE III

COVENANTS

Section 3.1 Lock-up. The Purchaser agrees that it will not, during the period commencing on the date hereof and ending six (6) months after the Closing Date (the “Lock-Up Period”), (a) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Purchased Shares or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Purchased Shares. The Purchaser further understands that the provisions of this Section 3.1 shall be binding upon the Purchaser’s successors and assigns. Notwithstanding the foregoing, the provisions of this Section 3.1 shall not restrict the right of the Purchaser to transfer the Purchased Shares in response to a tender or exchange offer by any person that has been approved or recommended by the Board of Directors of the Company.

Section 3.2 Distribution Compliance Period. The Purchaser agrees not to resell or transfer any Purchased Shares within the United States or to any U.S. person, as each of those terms is defined in Regulation S, during the forty (40) days following the Closing Date.

Section 3.3 Further Assurances.

(a) From the date of this Agreement until the Closing Date, the Parties shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby. Without limiting the foregoing, subject to the terms and conditions of this Agreement, each of the Purchaser and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to consummate the issuance, sale and purchase of the Purchased Shares and the other transactions contemplated by this Agreement, including (i) determining all necessary or, in the reasonable judgment of the Purchaser and the Company, advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the purchase of the Purchased Shares and the other transactions contemplated by this Agreement (including from governmental authorities or third parties), (ii) preparing and filing as promptly as practicable all documentation to effect such filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (iii) obtaining all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the purchase of the Purchased Shares and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Agreement shall be deemed to (i) require the Purchaser or any of its Subsidiaries to agree to or take any action that would result in any Burdensome Condition or (ii) limit the right of a Party to terminate this Agreement in accordance with Section 5.12, so long as such Party has until that time complied in all material respects with its obligations under this Section 3.3. For the purposes of this Agreement, the term “Burdensome Condition” means any arrangement, condition or restriction (i) that would materially delay, restrict or interfere with the right of the Purchaser to hold, vote or dispose of the Purchased Shares or the right of the Company to issue and sell the Purchased Shares or otherwise materially impair the expected economic or other benefits reasonably sought to be obtained by the Purchaser or the Company in connection with the transactions contemplated by this Agreement or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the business, financial condition, operations or results of operations of the Purchaser and its subsidiaries or the Company and its Subsidiaries, in each case taken as a whole.

(b) From the date of this Agreement until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to conduct its business and affairs in the ordinary course of business, consistent with past practice, and not take any action, or omit to take any action, that would reasonably be expected to make any of its representations and warranties in this Agreement untrue at, or as of any time before, the Closing Date. Without limiting the foregoing, from the date of this Agreement until the Closing, neither the Company nor any of its Subsidiaries will, except as specifically contemplated in this Agreement, as required under applicable laws and regulations, or as consented to by the Purchaser in writing (which consent shall not be unreasonably withheld, conditioned or delayed), directly or indirectly:

(i) amend or otherwise modify or change its articles of association or other organizational documents in a manner adverse to the Purchaser;

(ii) take any action to adopt or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization, other than any such actions taken with respect to the Subsidiaries of the Company in the ordinary course of business and mergers or acquisitions the aggregate consideration for which shall not exceed US$10,000,000;

(iii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, license, pledge, disposition, grant or encumbrance of, any shares of any class of share capital or other ownership interest of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or any other ownership interest (including any phantom interest) of the Company or any of its Subsidiaries, other than (A) the issuance of Ordinary Shares upon the exercise or vesting of stock options and other awards outstanding as of the date of this Agreement issued pursuant to any equity-based incentive or compensation plan; (B) the grant of options and other awards pursuant to employee or director stock award or incentive compensation or similar plans, or in connection with employment offers in the ordinary course and (C) any issuance of any shares of any class of share capital or other ownership interest of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or any other ownership interest (including any phantom interest) of the Company or any of its Subsidiaries, as consideration in one or more mergers or acquisitions by the Company and/or any of its Subsidiaries, provided that the total issuance amount shall not exceed 1% of the aggregate number of Ordinary Shares and Class B Ordinary Shares then outstanding;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, securities, property or otherwise (except for dividends or other distributions by any of the Company’s Subsidiaries to the Company or to any Subsidiary of the Company);

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except (A) the withholding of Company’s securities to satisfy any applicable tax obligations with respect to share incentive awards issued by the Company or (B) the acquisition by the Company of its securities in connection with the forfeiture of share incentive awards issued by the Company or (C) the acquisition by the Company of its securities in connection with the net exercise of share incentive awards issued by the Company in accordance with the terms thereof;

(vi) knowingly take any actions or omit to take any actions that would or would reasonably be expected to (A) result in any of the conditions set forth in Section 1.3 not being satisfied, (B) result in new or additional required approvals from any governmental authority that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or (C) materially impair, interfere with, hinder or delay the ability of the Company or the Purchaser to consummate the transactions contemplated by this Agreement; or

(c) enter into any agreement or otherwise make a commitment to do any of the foregoing.

Nothing contained in this Agreement will give the Purchaser, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations.

Section 3.4 Conversion of Class B Ordinary Shares. The Company shall use its reasonable best efforts to cause the conversion into Ordinary Shares, on or prior to December 31, 2015, of a sufficient number of outstanding Class B Ordinary Shares held by non-management shareholders of the Company so that, following such conversion, the Ordinary Shares purchased by the Purchaser shall be entitled to exercise no less than 16.5% of the combined voting power of all outstanding shares of the Company.

Section 3.5 Non-Compete. The Purchaser agrees that, so long as it holds any Ordinary Shares or any other securities of the Company, which in the aggregate represent more than 5% of the voting rights of the Company, it will not, either on its own account or in concert with or on behalf of any other person, directly or indirectly make any equity investment in Tongcheng Network Technology Share Co., Ltd. or Shanghai Lvmama Synwalk Travel Co., Ltd. or any of their Subsidiaries or Affiliates, without first obtaining the consent of the Company, except as a holder of not more than 5% of the issued shares of a company (which company may be the direct or indirect holder of any securities of Tongcheng Network Technology Share Co., Ltd. or Shanghai Lvmama Synwalk Travel Co., Ltd. or any of their Subsidiaries or Affiliates) with securities listed on a recognized stock exchange.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification. The Company and the Purchaser (each an “Indemnifying Party”) shall each indemnify and hold the other Party and its respective directors, officers and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement or any other Transaction Documents or in any schedule or exhibit hereto or thereto; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement or any other Transaction Documents for reasons other than gross negligence or willful misconduct of such Indemnified Party. In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

Section 4.2 Third Party Claims.

(a) If any third party shall notify the Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which the Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Article IV, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing within thirty (30) days of receipt of notice of such claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim, if any, and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(b) Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within thirty (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceeding, provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(c) If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 4.2(b) above.

(d) In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within thirty (30) days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 4.3 Other Claims. In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 4.4 Cap. Notwithstanding the foregoing, the Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the value of the consideration set forth in Schedule I attached hereto.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive for two (2) years and shall terminate and be without further force or effect on the second anniversary of the date hereof, except as to (a) any claims thereunder which have been asserted in writing pursuant to Section 5.6 against the Party making such representations and warranties on or prior to such second anniversary, and (b) the Company’s representations contained in Section 2.2(a), (b), (c), (d) and (e) hereof, each of which shall survive indefinitely.

Section 5.2 Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the internal laws of the State of New York. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby. The costs of arbitration will be apportioned by the arbitration panel in its award in such manner as the arbitration panel deems just and reasonable taking into account the circumstances of the dispute, the conduct of the Parties during the arbitration proceeding and the result of the arbitration. Judgment on any award of the arbitration panel may be entered in any court of competent jurisdiction.

Section 5.3 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 5.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Purchaser and their respective heirs, successors and permitted assigns and legal representatives.

Section 5.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Party, except that the Purchaser may assign all or any part of its rights and obligations hereunder to any Affiliate of the Purchaser without the consent of the Company, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 5.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, or on the second business day following delivery to Federal Express, UPS or another comparable global courier delivery service, properly addressed, as follows:

If to the Purchaser, at:	The address set forth in Schedule I hereto.

If to the Company, at:	Tuniu Corporation Tuniu Building, No. 699-32 Xuanwudadao, Xuanwu District Nanjing, Jiangsu Province 210042 People’s Republic of China Attn: Chief Financial Officer

Any Party may change its address for purposes of this Section 5.6 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 5.7 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement and the other Transaction Documents.

Section 5.8 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 5.9 Fees and Expenses. Except as otherwise provided in this Agreement, each of the Company and the Purchaser will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 5.10 Confidentiality. Each Party shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its Affiliates, representatives or agents in connection with this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby, except as required under the Securities Laws or pursuant to an effective government order. Each Party shall ensure that its Affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information except as required under the Securities Laws or pursuant to an effective government order.

Section 5.11 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof (without any requirement to post a bond or other indemnity), in addition to any other remedy at law or equity.

Section 5.12 Termination. In the event that the Closing shall not have occurred by December 31, 2015, either the Company or the Purchaser (in each case provided that it has performed and complied in all material respects with its obligations under this Agreement) may terminate this Agreement by delivery of written notice to the other Party. Upon the termination of this Agreement, neither Party shall have any further liability or obligation to the other Party under or by reason of this Agreement, except with respect to the provisions of Sections 5.10, which shall survive any termination under this Section 5.12, and provided that no Party shall be relieved or released from any liability or damages arising from an intentional and material breach of any provision of this Agreement or fraud.

Section 5.13 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 5.14 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

TUNIU CORPORATION

By:	/s/ Dunde Yu
Name:	Dunde Yu
Title:	Director & CEO

By:	/s/ Haifeng Yan
Name:	Haifeng Yan
Title:	Director & CEO

HNA TOURISM HOLDING (GROUP) CO., LTD.

By:	/s/ Tie Li
Name:	Tie Li
Title:	Vice Chairman & CEO

SCHEDULE I

Purchaser	Total Purchase Price	Purchased Shares	Notice Address

HNA Tourism Holding (Group) Co., Ltd.	US$500,000,000 in immediately available cash	90,909,091 Class A ordinary shares	9/F, Tower B, Hainan Aviation Building, B-2, East 3rd Ring Road North Road Chaoyang District, Beijing, China Tel: 010-60195365

SCHEDULE II

Governmental approvals for the Purchaser to obtain prior to the Closing:

(a) notice of recordal or approval by the National Development and Reform Commission of the PRC or its local counterpart;

(b) certificate of recordal or approval by the Ministry of Commerce of the PRC or its local counterpart; and

(c) insofar as the transactions contemplated under this Agreement, in whole or in part, are required to be notified to the competent competition authority of the PRC or any other jurisdiction such that, without such notification, the Closing may be unlawful or otherwise prohibited or restricted under the laws of the PRC or that jurisdiction, or to the extent that the Purchaser deems it necessary to notify the competent competition authority of the PRC or any other jurisdiction, all consents, approvals and clearances of such competition authority.

EXHIBIT A

Form of Business Cooperation Agreement

EXHIBIT B

Form of Investor Rights Agreement